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                                                                     Exhibit 5.1




                                August 14, 2001

The Board of Directors
Ampersand Medical Corporation
414 North Orleans, Suite 510
Chicago, Illinois 60610


Dear Sirs:


         We have examined the registration statement filed with the Securities and Exchange Commission on or about May 25, 2001, as amended through the date hereof for registration under the Securities Act of 1933, as amended, of up to 4,000,000 shares of common stock, par value $.001 per share, and 572,485 shares of Series A Convertible Preferred Stock of Ampersand Medical Corporation ("the Company") to be issued and sold by the Company in connection with the merger of AccuMed International, Inc. with and into a subsidiary of the Company. We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of such shares by the Company. We have also made such other examination as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.



         On the basis of the foregoing, we are of the opinion that the 4,000,000 shares of common stock and the 572,485 shares of Series A Convertible Preferred Stock to be offered by the Company have been duly authorized, and, when issued and paid for on the basis referred to in the aforementioned registration statement, such shares will be validly issued, fully paid and non-assessable.


         We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the proxy statement-prospectus under the caption, "Legal Matters."

                            Very truly yours,

                            SCHWARTZ, COOPER, GREENBERGER & KRAUSS,
                            CHARTERED

                            By: /s/ Robert A. Smoller
                                --------------------------------------------
                                    Robert A. Smoller